EXHIBIT 99



                              [ THREE FORKS LOGO ]


FOR IMMEDIATE RELEASE
June 17, 2014

THREE FORKS, INC. APPOINTS TERRENCE MANNING PRESIDENT AND CHIEF OPERATING OFFICER REPLACING RETIRING CHUCK POLLARD

POLLARD TO REMAIN ON BOARD AND WORK CLOSELY WITH MANNING TO ENSURE SMOOTH TRANSITION

Broomfield, CO - Three Forks, Inc., an independent oil and gas exploration and production company with operations and assets in Colorado, Texas, Oklahoma and Louisiana, today announced the appointment of oil and gas industry veteran Terrence R. Manning, P.E., as President and Chief Operating Officer. Manning replaces Chuck Pollard, who is retiring from his executive positions but will remain a member of Three Forks' Board of Directors.

Ed Nichols, Executive Chairman, said, "We are fortunate to have attracted Terry Manning to Three Forks following Chuck Pollard's decision to retire from day-to-day executive duties. Terry is a highly accomplished oil and gas executive with deep experience in critical aspects of the business, including reservoir engineering, asset acquisition and capital project management. We appreciate Chuck Pollard's contribution to our growth and look forward to a continuing relationship with him during the transition phase and ongoing as an active member of our Board."

Mr. Manning brings to Three Forks, Inc. more than 33 years of diversified oil and gas experience. He began his career with Amoco Canada and Amoco Production Company (1980), where he spent 16 years in asset exploitation, petroleum engineering and management. Subsequent assignments included professional technical consultancy with Petroleum Analysis & Consulting (from 1998 to 2003), where he provided advisory services involving reservoir engineering, acquisitions and divestitures, and asset value optimization; Vice-President of asset transactions with Tristone Capital Advisors (three years); General Manager of D&J Oil Company (two years), where he was responsible for all company operations including drilling and completions, reservoir engineering, reserve analysis and economic assessment; Asset Manager and Advisor to the CEO of Platinum Energy Resources (16 months) with direct responsibility for asset optimization - planning and execution, property and reserve valuation and implementation of capital projects; Senior Vice President and Senior Reservoir Engineer with BBVA Compass Bank (25 months); and Senior upstream technical advisor to numerous oil and gas industry clients.

Manning  holds a Chemical  Engineering  Degree  from the  University  of Calgary
(1980). He is a Professional Certified Engineer with the Association of Professional Engineers, Geologists and Geophysicists in Alberta, Canada, and a member of the Society of Petroleum Evaluation Engineers, the American Association of Petroleum Geologists, and the Society of Petroleum Engineers.

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"I am  pleased  to join  Three  Forks  at  this  pivotal  time in the  Company's development," said Manning. "I have known Chuck Pollard for many years and look forward to working with him and the rest of the Three Forks team to optimize current assets and to identify and fund new projects that fit the Company's strategy of acquiring lower risk, long-lived oil producing assets that generate stable cash flows."

ABOUT THREE FORKS, INC.
Three Forks, Inc. is an independent energy company engaged in acquiring, exploring, developing and producing crude oil and natural gas primarily in the western United States. The Company is led by a seasoned team of executives with deep experience in the energy industry and capital formation. Three Forks has interests in producing wells in Oklahoma, Texas and Louisiana and is actively pursuing drilling programs in those areas. In addition, the Company is pursuing numerous opportunities in prolific oil producing regions, especially in areas where the team has operational or technical expertise. The Company is focused on building a portfolio of lower risk, long-lived oil producing assets that generate stable cash flows. Three Forks is headquartered in Broomfield, Colorado.

FORWARD-LOOKING STATEMENTS
This news release includes statements that may constitute "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by word such as "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions. Forward-looking statements in this document include statements regarding the Company's plans and expectations for future drilling; expectations that the Company can fund anticipated capital projects; and expectations regarding recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Terry Manning, President
303-404-2160